Exhibit 3.09(b)

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:45 AM 12/31/2013
FILED 09:45 AM 12/31/2013
SRV 131491931 - 5457991 FILE

CERTIFICATE OF FORMATION

OF

NRG ENERGY CENTER OMAHA LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is NRG Energy Center Omaha LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Executed on December 31, 2013

THIRD: The Certifcate of Formation is effective January 1, 2014.

/s/ Gerald F. Pittman
Gerald F. Pittman
Authorized Person